Alpha Natural Resources, Inc.

FOR IMMEDIATE RELEASE

Alpha Natural Resources Names New Director

ABINGDON, VA, Feb. 29, 2008—The Board of Directors of Alpha Natural Resources, Inc. (NYSE: ANR), a leading Appalachian coal producer, elected Hermann Buerger as a director to the Board effective Feb. 29, 2008 in conjunction with an increase in the size of the Board from eight to nine directors. The Board also appointed Mr. Buerger to serve as a member of its Audit Committee.

Mr. Buerger held various senior management positions at Commerzbank AG and was their regional board member and CEO of the Americas at his retirement in 2004. Mr. Buerger currently serves as a director and chairman of the Audit Committees for EMS Technologies, Inc., a company that designs and manufactures wireless, satellite and defense solutions, and Sapient Corporation, a consulting company. From 2002 to 2004 he served as a member of the International Advisory Board of Unibanco of Sao Paulo, Brazil and, from 1997 to 2004, on the Advisory Board of the Wharton Real Estate Center. Mr. Buerger also has served as the Vice Chairman of the Institute of International Bankers.

About Alpha Natural Resources

Alpha Natural Resources is a leading supplier of high-quality Appalachian coal to electric utilities, steel producers and heavy industry. Approximately 89 percent of the company’s reserve base is high Btu coal and 82 percent is low sulfur, qualities that are in high demand among electric utilities which use steam coal. Alpha is also the nation’s largest supplier and exporter of metallurgical coal, a key ingredient in steel manufacturing. Alpha and its subsidiaries currently operate mining complexes in four states, consisting of 58 mines supplying 11 coal preparation and blending plants. The company and its subsidiaries employ more than 3,600 people.

ANRG

Investor / Media Contact
Ted Pile, Alpha Natural Resources (276) 623-2920

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